MASTER SERVICES AGREEMENT

This Master Services Agreement (the "Agreement") is between Shiftpixy Inc. ("ShiftPixy") with their primary office at 18100 VonKarman Ave, Suite 850, Irvine, CA 92612 and Kadima.Ventures ("Kadima") with their primary office at 2702 E. Zion Way, Chandler, Arizona 85249. ShiftPixy desires that Kadima perform, and Kadima agrees to perform, software services for ShiftPixy (the "Services"), and accordingly, the parties agree to the following terms and conditions:

1. **Engagement.** ShiftPixy hereby engages Kadima to render software services. This Agreement has the effective start date of May 1, 2016. All future contracts will be governed by this Agreement.

2. **Price and Payment.** ShiftPixy will pay Kadima for software services on a project basis, in accordance with each project's agreed-upon proposal (see Appendix).

3. **Availability of Personnel.** ShiftPixy will request for personnel as may be needed in different projects. Kadima will hire qualified personnel as per the requirements and get them on the projects within sixty (60) days. All expenses related to hiring of such additional personnel including recruitment expenses, standard equipment (computers and internet connection) expenses and expenses related to standard industry training shall be at the sole expense of Kadima unless otherwise mutually agreed and set forth in writing.

4. **Ownership.** All original materials created by Kadima for ShiftPixy pursuant to this agreement will be considered, works made for hire, and not works of joint authorship, and the copyrights therein will be owned solely by ShiftPixy. To the extent that such paid for materials may not be held to be works made for hire, Kadima hereby assigns the sole right, title and interest in such materials to ShiftPixy, and ShiftPixy may register the copyrights in such materials.

5. **Warranties and Remedies.**

   A. **Professional Standards.** Kadima warrants that all software services will be performed by competent personnel, well-trained to perform the specific services performed hereunder. Further, the Services performed hereunder will be performed properly, in accordance with all applicable professional standards and any technical or functional specifications set forth in project documentation.

   B. **ShiftPixy' Responsibilities.** ShiftPixy will provide all the required information to the Kadima team in a timely manner to complete the work.

   C. **Infringement.** Kadima warrants that its provision of Services hereunder will not infringe any United States patent, copyright, trademark or other intellectual property right.

6. **Liability and Consequential Damages.**

   A. ShiftPixy' aggregate liability on all claims of any kind and at any time, whether based on contract, warranty, tort (including negligence), strict liability, or otherwise, for all losses or damages arising out of this Agreement, will not exceed the total actual fees paid by ShiftPixy to Kadima during the prior two (2) months. The foregoing is intended to cap actual damages rather than suggest an agreed or liquidated damages level.

   B. In no event, whether based on contract, warranty, tort (including negligence), strict liability, or otherwise, will either party be liable for special, incidental, exemplary, punitive, consequential, or indirect damages, including without limitation lost sales, profits, or revenue.

7. **Confidential Information.** Certain information furnished or disclosed by ShiftPixy to Kadima in connection with the performance of Kadima's obligations under this Agreement may contain or reflect confidential information with respect to ShiftPixy. "Confidential Information," for the purposes of this Agreement, shall include any information that satisfies the conditions of the foregoing sentence that is also either: (i) identified confidential in project documentation; (ii) at the time it is furnished to Kadima designated as confidential; or (iii) of a nature that a reasonable person would consider to be confidential.

   Confidential Information provided to Kadima shall be used exclusively by it in connection with the Services. Kadima agrees that without ShiftPixy' prior written consent, Kadima will

not disclose any Confidential Information to any third party other than its employees who have need of such Confidential Information to perform Kadima's obligations hereunder and who are under a contractual duty to refrain from disclosing any Confidential Information.

The obligations of confidentiality and non-disclosure imposed under this Section shall not apply to the following data and information:

i. Information which is published or otherwise becomes available to the general public as part of the public domain without breach of this Agreement;

ii. Information that has been furnished or made known by a third party and that is not known to involve a breach of the third party's obligations to Kadima;

iii. Information that was in Kadima's possession without proprietary restrictions prior to the date of disclosure; and

iv. Information that Kadima establishes to have been developed independently of Confidential Information furnished to it.

8. **Employee Solicitation and Non-Competition.** During the period beginning with the date hereof and ending twelve (12) months after all services have been performed, neither party will solicit for employment any employee who was involved in providing, receiving, or evaluating services and that individual was an employee of the other party unless both parties shall agree to waive the provisions of this paragraph in writing and specific to the individuals being employed. Both parties recognize and agree that a breach of any or all of the provisions of this paragraph will constitute immediate and irreparable harm to other party's valuable business relations for which damages cannot be readily calculated and for which damages is an inadequate remedy. Accordingly, both parties acknowledge that the other party shall therefore be entitled to an order enjoining any further breaches by the other party.

9. **Termination.** Either party may terminate this Agreement: (a) upon breach by the other party, where breach has not been cured within ninety (90) days after notice of such breach has been provided to breaching party in writing. Further, ShiftPixy may terminate this Agreement for any reason or no reason upon ninety (90) days prior written notice to Kadima. At the request of ShiftPixy, Kadima will continue to provide Services there under to the effective date of any such termination and will cooperate with ShiftPixy to provide for an orderly transition of the Services to ShiftPixy at the time of any such termination. In the event of a termination, ShiftPixy shall pay Kadima for services rendered by Kadima through the date of such termination. Kadima will render a final billing to ShiftPixy after the date of any such termination, and ShiftPixy will pay the same in accordance with Section 2.

10. **Dispute Resolution.**

A. **Notice.** In the event that either party feels that the other party has not complied with its obligations hereunder, such party shall send written notice of such non-compliance to the other party. In the event that such other party does not cure such non-compliance within ten (10) days of the date of such notice, then the party sending notice may avail itself of the terms of Section 10 (B) below.

B. **Arbitration.** Any disputes between ShiftPixy and Kadima hereunder that were subject to, but not resolved by, use of the procedure set forth in subsection A above will be resolved by binding arbitration, conducted in a place agreed between the two parties under the Expedited Commercial Rules of the American Arbitration Association by one arbitrator who is an attorney at law. The arbitrator will issue a written statement of Findings of Fact and Conclusions of Law underlying the arbitrator's decision and will include in any award the reasonable attorneys' fees, expert fees and costs of the prevailing party. The arbitrator may not award damages or provide for remedies in excess of the limitations contained herein. During the pendency of any such arbitration, the parties will continue to perform their obligations (if any) under this Agreement. The use of the foregoing procedure is a condition precedent to the commencement of any legal proceeding hereunder.

C. **Waiver of Jury Trial.** Each party hereby waives any right to a trial by jury in any action,

suit, or proceeding arising out of this agreement or transaction between the parties.

D. Injunctive Relief. Notwithstanding anything to the contrary in this Section 10, either party hereto may bring a claim for injunctive relief against the other party in the event of a dispute between them.

SIGNATURES

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date written.

BY KADIMA.VENTURES		**BY SHIFTPIXY, LLC**	
By (Signature):	[signature]	By (Signature):	[signature]
Printed Name:	Timothy Wales	Printed Name:	Scott W. Absher
Title:	President	Title:	CEO
Date:	5/6/16	Date:	5/5/2016

MASTER SERVICES AGREEMENT

APPENDIX A:

Proposal for Shift Management Suite